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                                                                EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                      OF TICKETMASTER HOLDINGS GROUP, LTD.

                                  ARTICLE ONE

     The name of the corporation (which is hereinafter referred to as the "Corporation") is Ticketmaster Group, Inc.

                                  ARTICLE TWO

     The address of the Corporation's registered office in the State of Illinois is 33 North LaSalle Street, in the City of Chicago, County of Cook. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                 ARTICLE THREE

     The purpose for which the Corporation is organized is the transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as the same may be amended from time to time (the "BCA").

                                  ARTICLE FOUR

     A. Classes and Number of Shares.

     The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares, consisting of eighty million (80,000,000) shares of common stock, no par value (the "Common Stock"), one (1) share of series A redeemable convertible preferred stock, no par value (the "Series A Stock"), and nineteen million nine hundred ninety-nine thousand, nine hundred ninety-nine (19,999,999) shares of undesignated preferred stock, no par value (the "Preferred Stock").

     B. Series A Stock.

     (1) Number of Shares and Rank .  The Series A Stock shall consist of one
(1) share. The Series A Stock shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank (1) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank prior to the Series A Stock as to the payment of dividends or upon redemption and distribution of assets upon liquidation, winding up or dissolution (the "Senior Preferred Stock"), (2) pari passu with any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank pari passu with the Series A Stock as to the payment of dividends or upon redemption and distribution of assets upon liquidation, winding up or dissolution (the "Parity Preferred

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Stock") and (3) prior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the Common Stock of the Corporation, whether now existing or hereafter created (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common Stock, are collectively referred to herein as the "Junior Securities").

     (2) Dividends. Subject to the provisions hereof, the holder of the share of Series A Stock shall be entitled to receive from the Corporation, out of funds legally available therefor, an annual dividend of $2,700,000 (based on a year consisting of 365 days) payable in installments on the last day of each calendar quarter, commencing with the calendar quarter ending December 31, 1996, and payable on the date of conversion or redemption pursuant to paragraph 3 or paragraph 4 below. Dividends on the Series A Stock shall be cumulative from and after the date of issuance thereof, whether or not there shall be funds legally available for the payment of dividends. Dividends on the Series A Stock shall be junior and subordinate to the payment of dividends, if any, on Senior Preferred Stock, shall be payable pari passu with dividends, if any, payable on Parity Preferred Stock, and shall be paid before any dividends are paid, declared or set apart relative to any shares of Junior Securities.

     (3) Conversion. Concurrently with the completion of an initial public offering (the "IPO") by the Corporation of its Common Stock, the share of Series A Stock shall automatically convert into the aggregate whole number of shares of Common Stock derived by dividing $27,000,000 (the "Conversion Value") by the price to the public of a share of Common Stock in the IPO. No fractional share shall be issued.

     (4) Redemption Rights.

     (a) In the event the IPO is not completed prior to the first anniversary of the issuance of the Series A Stock, the holder of the Series A Stock may cause the Corporation to redeem the Series A Stock for the Conversion Value together with any and all accrued, but unpaid dividends as set forth in paragraph 2 above, upon giving notice of exercise of such redemption right no later than 30 days after the first anniversary of the issuance of the Series A Stock.

     (b) In the event the IPO is not completed prior to the second anniversary of the issuance of the Series A Stock, the holder of the Series A Stock may cause the Corporation to redeem the Series A Stock for the Conversion Value together with any and all accrued, but unpaid dividends as set forth in paragraph 2 above, upon giving notice of exercise of such redemption right no



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later than 30 days after the second anniversary of the issuance of the Series A
Stock.

     (c) In the event the IPO is not completed prior to the second anniversary of the issuance of the Series A Stock, the Corporation shall have the right to redeem the Series A Stock at any time from and after the second anniversary of the issuance of the Series A Stock for the Conversion Value together with any and all accrued, but unpaid dividends as set forth in Section 2 above, upon 30 days notice of exercise of such redemption right.

     (d) The payment required to be made pursuant to this Section 4 shall be junior and subordinate to redemption payments, if any, payable on Senior Preferred Stock and shall be pari passu with redemption payments, if any, payable on other series of Parity Preferred Stock, but before any redemption payments shall be paid, declared or set apart relative to any Junior Securities.

     (5) Liquidation.

     (a) Upon a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, and subject to paragraph 5(c), the holder of the share of Series A Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities, but after distributions of such assets among, or payment thereof over to creditors of the Corporation and to holders of any Senior Preferred Stock, to receive from the assets of the Corporation available for distribution to shareholders an amount in cash or property (valued at its fair market value), or a combination thereof, equal to the Conversion Value, plus, in each such case, an amount in cash or property (valued at its fair market value) equal to all accrued and unpaid dividends thereon (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) to and including the date of final distribution. After any such payment in full, the holder of the share of Series A Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation.

     (b) For the purposes of this Section 5, neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

     (c) If, upon any such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation shall be insufficient to make the full payments required by subsection (a) of this Section 5 and all full distributions with respect to all Parity Preferred Stock, no



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such distribution shall be made on account of any shares of any Parity
Preferred Stock or Series A Stock unless proportionate distributive amounts shall be paid on account of the shares of Series A Stock and Parity Preferred Stock, ratably, in proportion to the full distributable amounts to which the holder of the Series A Stock and holders of all such Parity Preferred Stock are respectively entitled upon such dissolution, liquidation or winding up.

     (6) Certain Restrictions. The affirmative vote or consent of the holder of the shares of Series A Stock shall be necessary to effect the following:

     (a) The creation of any other series of Senior Preferred Stock; or

     (b) An increase in the number of shares of Series A Stock which the Corporation is authorized to issue.

     (7) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect a conversion of the share of Series A Stock and, upon conversion of the Series A Stock, the shares of Common Stock so issued shall be validly issued, fully paid and non-assessable.

     (8) No Other Rights. The share of Series A Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

     C. Preferred Stock.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Illinois (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

           (i) The designation of the series, which may be by distinguishing number, letter or title.




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           (ii) The number of shares of the series, which number the Board of
      Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

           (iii) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

           (iv) Dates at which dividends, if any, shall be payable.

           (v) The redemption rights and price or prices, if any, for shares of the series.

           (vi) The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series.

           (vii) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

           (viii) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

           (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

           (x) The voting rights, if any, of the holders of shares of the series.

     D. Common Stock.

     (1) Common Stock Subject to Terms of Series A Stock and Preferred Stock. The Common Stock shall be subject to the express terms of the Series A Stock and the Preferred Stock and any series thereof.

     (2) Dividend Rights. The holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.



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     (3) Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of the Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock, as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

     (4) Voting Rights. Except as may be provided in these Articles of Incorporation or in a Preferred Stock Designation, the holders of shares of the Common Stock shall have the exclusive right to vote on all matters (for which a common shareholder shall be entitled to vote thereon) at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting.

                                  ARTICLE FIVE

Not required to be included.

                                  ARTICLE SIX

Reserved.

                                 ARTICLE SEVEN

Reserved.

                                 ARTICLE EIGHT

     (a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to (i) make, alter, amend or repeal all or any provision of the By-laws of the Corporation; provided, however, that a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, may alter, amend or repeal any provision of the By-laws, and (ii) from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of shareholders; and, except as so determined or as provided in any Preferred Stock Designation, no shareholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

     (b) The Corporation may in its By-laws confer powers upon the Board of Directors in addition to the foregoing and



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in addition to the powers and authorities expressly conferred upon the Board of
Directors by applicable law. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of a majority of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (a) of this Article Eight.

     (c) In connection with any matter which shall require for its adoption the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such matter or the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class or series of shares entitled to vote as a class on such matter, said two-thirds vote requirement is hereby superseded pursuant to the authority granted by the BCA and such matter shall be authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter and, if required by law, the affirmative vote of holders of a majority of the outstanding shares of each class or series of shares entitled to vote as a class on such matter.

                                  ARTICLE NINE

     (a) Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the By-laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-laws.

     (b) Cumulative voting for the election of directors of the Corporation shall not be permitted.

     (c) Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     (d) The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected for one year terms at each annual meeting of shareholders. Each director shall hold office until his or her successor shall have been duly elected and qualified.

     (e) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a



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majority of the then outstanding Voting Stock, voting together as a single class.

     (f) Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of a majority of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article Nine.

                                  ARTICLE TEN

     The Corporation shall, to the fullest extent permitted by Section 8.75 of the BCA, as amended from time to time, indemnify all officers and directors of the Corporation and advance expenses reasonably incurred by all officers and directors of the Corporation.

                                 ARTICLE ELEVEN

     To the fullest extent permitted by the BCA, as amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 8.65 of the BCA or (iv) for any transaction from which the director derived an improper personal benefit.

                                 ARTICLE TWELVE

     In determining what is in the best interest of the Corporation, a director of the Corporation shall consider the interests of the shareholders of the Corporation and, in his or her discretion, may consider (a) the interests of the Corporation's employees, suppliers, creditors and customers, (b) the economy of the nation, (c) community and societal interests and (d) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

                                ARTICLE THIRTEEN

     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Illinois at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons


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whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article Thirteen; provided, however, that any amendment or repeal of Article Ten or Article Eleven of these Articles of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.






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